Exhibit 99.1

WENTWORTH ENERGY FINALIZES NEW AGREEMENTS WITH SENIOR
SECURED CONVERTIBLE NOTEHOLDERS

Palestine, TEXAS – November 1, 2007 - Wentworth Energy, Inc. (OTCBB:WNWG) announced today that it finalized on October 31, 2007 new agreements with the holders of its senior secured convertible notes. The agreements contain terms consistent with those described in the Company’s previous statements regarding an agreement originally entered into on August 31, 2007 providing for forbearance of pending foreclosures against the Company’s properties while the parties completed negotiation of definitive agreements to restructure the senior secured convertible notes. The agreements waive all preexisting defaults under the senior secured convertible notes, withdraw the redemption notices previously delivered by the noteholders, and terminate the foreclosure proceedings previously initiated by the noteholders.

As part of the new agreements with the lenders, the Company received an additional $5 million in funding from the noteholders, and the Company intends to apply substantially all of the net proceeds from this funding to a new operational plan for its 27,557-acre mineral block in east Texas. Giving effect to the new financing, the new aggregate face amount of the senior convertible notes is $53,776,572. In addition, the Company negotiated with the noteholders a new conversion price for the senior convertible notes of $0.65.

“With this new agreement in place, the Company may now move forward with the assurance that its primary asset – the 27,557-acre mineral block – will remain a key component of its land package,” said John Punzo, Chairman and CEO of Wentworth Energy. “This new funding, along with the clarity the agreement brings to our financial picture, allows us to turn our focus back to the development of the East Texas mineral block.”

For further details regarding the agreements, investors should refer to the Company’s Form 8-K, which will be filed with the Securities and Exchange Commission in a timely manner. The Form 8-K, as well as the Company’s financial filings and other disclosure statements, are available through the SEC’s website at www.sec.gov

About Wentworth Energy, Inc.

Wentworth Energy is an independent exploration and production company focused on developing North American oil and natural gas reserves. The Company owns a 27,557-acre mineral block in east central Freestone County and west central Anderson County in the active East Texas Basin, as well as an active oil and gas contract drilling company, Barnico Drilling, Inc., which has serviced East Texas drilling demand since the late 1970s. Wentworth, through its subsidiary Barnico Drilling, is focused on expanding the number of operating wells on its existing acreage in East Texas. Wentworth Energy trades under the ticker symbol WNWG. For more information on the Company visit www.wentworthenergy.com

Contact Information:

Investor Relations:

Barry Forward

Corporate Communications & Investor Relations

Wentworth Energy, Inc.

Tel: 1-800-725-9149

Fax: 817-288-0983

investors@wentworthenergy.com

Corporate Offices:

Wentworth Energy, Inc.

Toll Free: 877-329-8388

Fax: 817-288-0983

www.wentworthenergy.com

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects,” “projects,” “plans,”, “feels”, “anticipates” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Wentworth Energy believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.

Cautionary Note to U.S. Investors

U.S. investors are urged to consider closely the disclosure in our Form 10-KSB for the fiscal year ended December 31, 2006 and Form 10-QSB for the quarterly period ended June 30, 2007, which are available from us by contacting our Investor Relations Department. You may also obtain these forms from the SEC by calling 1-800-SEC-0330, or from the SEC’s website at www.sec.gov.